EXHIBIT 99.1

Polydex Pharmaceuticals Limited

Polydex completes sale of U.S. facility

$5.5 Million in cash to advance Ushercell Research and Plant Upgrades

Toronto, Ontario, March 5, 2004 — Polydex Pharmaceuticals Limited (NASDAQ:POLXF) (BSE:PXL) reported today that it has received $5,500,000 USD in cash in completion of the previously announced sale of its veterinary laboratory facility in Lenexa, Kansas. Polydex has also received an exclusive ten-year contract from Sparhawk for the purchase of certain bulk chemicals.

Management intends to utilize a portion of the sale proceeds to fund a new research program into the use of the Company’s leading human pharmaceutical compound, Ushercell, as a treatment for Bacterial Vaginosis.  In vitro research has indicated that Ushercell is effective at inhibiting bacteria commonly associated with Bacterial Vaginosis, one of the most common vaginal disorders among reproductive-age women.  George G. Usher, Chairman and Chief Executive Officer of Polydex, says, “It is encouraging to receive additional positive results in the development of Ushercell, and we are delighted to explore further opportunities to bring this compound to market as soon as possible”.  The Company is currently preparing the protocol and necessary requirements for expanded testing with its research partners and hopes to begin enrollment of patients in the near future.

Ushercell is a gel formulation originally envisioned for topical vaginal use, primarily in the prevention of unplanned pregnancies as well as the transmission of AIDS and other sexually transmitted diseases.  As part of the FDA approval process, several comprehensive studies have been completed to date to assess Ushercell’s safety and tolerance in contraception and the prevention of HIV and other sexually transmitted diseases with the assistance and financial support of Conrad.

Management also expects to utilize a portion of the sale proceeds to increase the Company’s production capacity, either through an expansion of its existing plant facilities in Toronto, or the purchase or construction of a new facility. Mr. Usher states “either way, we plan to increase our production capability allowing for expanded sales in untapped markets such as Russia and China, as well as keeping up with growing domestic and international orders”.

A subsidiary of the Company will be purchasing a small ownership stake in the newly recapitalized Sparhawk Laboratories entity.

Polydex Pharmaceuticals Limited, based in Toronto, Ontario, Canada, is engaged in the research, manufacture and marketing of biotechnology-based products for the human pharmaceutical market, and also manufactures bulk pharmaceutical intermediates for the worldwide veterinary pharmaceutical industry.  Please visit our updated website at www.Polydex.com

Note:  This press release may contain forward-looking statements, within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Polydex Pharmaceuticals Limited.  Actual events or results may differ materially from the Company’s expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, future actions by the United States Food and Drug Administration or equivalent foreign regulatory authorities as well as results of pending or future clinical trials. Other risk factors discussed in the Company’s filings with the United States Securities and Exchange Commission may also affect the actual results achieved by the Company.

Investor Relations:  North Arm Capital Services, Linda Hughes, 1-877-945-1621, Linda@northarm.com